THIRD AMENDMENT TO AMENDED AND
                          RESTATED SERVICING AGREEMENT

This Third Amendment to the Amended and Restated Servicing Agreement (this "Third Amendment") is entered into as of 12th day of September, 1997, by and between Omni Financial Services of America, Inc., a Delaware corporation ("OFSA"), as assignee of World Omni Financial Corp. ("WOFC"), and National Auto Finance Company, Inc., a Delaware corporation ("NAFI"), as assignee of National Auto Finance Company L.P.

                                    RECITAL

OFSA and NAFI are parties to an Amended and Restated Servicing Agreement effective as of the 5th day December, 1994 (as amended the "Servicing Agreement"). The Servicing Agreement has been amended pursuant to an Amendment to Amended and Restated Servicing Agreement dated as of September 6, 1995 and effective as of October 1, 1995 the "First Amendment"), the Supplement to Amended and Restated Servicing Agreement dated and effective as of November 21, 1995 (the Supplement"), and the Second Amendment to Amended and Restated Servicing Agreement dated as of June 24, 1997 and effective as of August 1, 1996 (the "Second Amendment"). NAFI has given OFSA notice of its intent to terminate the Servicing Agreement effective October 1, 1997. OFSA and NAFI now desire to amend the Servicing Agreement as set forth hereinbelow.

1. Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the meanings given to those terms in the Servicing Agreement.

2. OFSA will continue to service all Accounts not more than 30 days past due in accordance with the Servicing Agreement. Without requiring by implication that OFSA service the Accounts in a manner other then as set forth in the Servicing Agreement, OFSA shall not be required to take any action to collect any Account that is not at least four (4) days past due. OFSA reserves the right to employ automated dialing technology and reasonably adjust its full time equivalent staff at any time. Article V,
     Section 2 of the Servicing Agreement will remain in effect. Other than as specifically set forth in this Third Amendment, OFSA shall have no obligation to collect any Account that is greater than thirty (30) days past due. OFSA shall continue to be entitled to all amounts set forth in the Servicing Agreement for all Accounts serviced by OFSA. NAFI and OFSA may enter into a written agreement setting forth amounts by which NAFI may enhance OFSA's standard service fees.



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3.   Except as specifically set forth herein, NAFI will be responsible to collect any Account that is greater than thirty (30) days past due.

4. OFSA will establish an exclusive state S42 on its CACS Plus system which shall be available to NAFI for the purpose of NAFI's review and/or approval of repossessions and charge-offs. Notwithstanding anything in this Third Amendment to the contrary, and except with regard to Accounts for which OFSA is handling the repossession of the subject vehicle on August 31, 1997, on and after September 1, 1997, OFSA shall have no responsibility for handling any aspect of repossessing or disposing of any vehicle that is the subject of an Account, including, but not limited to, locating a repossession agent and assigning the repossession to the agent, paying any third-party invoices related to the repossession, storage and sale of the vehicle or otherwise, or the sale or other disposition of the repossessed vehicle.

5. OFSA will establish an exclusive state S41 on its CACS Plus System into which NAFI shall transfer Accounts approved by NAFI for repossession. Prior to September 1, 1997, OFSA shall have no duty to take any action to repossess a vehicle that is the subject of an Account unless NAFI transfers the Account to state S41 from S42 or unless NAFI places an Account for which NAFI has servicing responsibility into state S41. OFSA will begin to process all NAFI approved repossessions transferred to or placed in state S41 by 3:00 PM on the day such Accounts are transferred or placed in state S41 according to Article 11, Section 5 of the Servicing Agreement. On or after September 1, 1997, and except with regard to Accounts for which OFSA is handling the repossession of the subject vehicle on August 31, 1997, OFSA shall have no responsibility for handling any aspect of repossessing or disposing of any vehicle that is the subject of an Account.

6. If NAFI desires to charge-off an Account, NAFI shall transfer such Account to state S43 from state S41 or place an Account for which NAFI has servicing responsibility into state S43. If NAFI transfers or places an Account for charge-off into S43 by 11:00 AM Central Time, except on the last day of a calendar month, OFSA will process the charge-off that same day. If NAFI transfers or places an Account for charge-off into state S43 after 11:00 AM Central Time, except on the last day of a calendar month, OFSA will process the charge-off the next business day. OFSA's month end charge-off cutoff deadlines will remain in effect. If NAFI transfers or places an Account for charge-off into S43 on a day that is the last day of a calendar month, the Account will be charged-off on or before the second business day following the day on which the Account was transferred into S43.


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7.   OFSA will establish an exclusive state S40 available to NAFI who will use it to notify OFSA, as soon as possible, that the Borrower or Co-Borrower on an Account has filed for bankruptcy protection. Such notice shall include the name of the attorney (if no attorney, the notice Must state that fact) representing the Borrower or Co-Borrower in the bankruptcy proceeding, the attorney's telephone number, the bankruptcy case number and the court in which the case was filed. NAFI collectors shall enter this Information in the permanent comments section on the CACS Plus system for affected Accounts. Upon receipt of this information, OFSA will place the Account in bankruptcy status and handle according to Article 11, Section 10 of the Servicing Agreement. OFSA will enter information Into state S40 as it may learn of bankruptcy filings from time-to-time in the ordinary course of its collection of NAFI Accounts.

8. NAFI shall notify OFSA of all insurance total loss claims which notice shall include the date of the loss, the Borrower's insurance company, the phone number of the insurance company, the claim number, and any other information needed to handle the claim. NAFI shall enter such information into the permanent comments section of CACS, Plus for such Accounts. OFSA will place these Accounts in a separate state S02 and service them consistent with normal servicing standards.

9. Upon at least one full business day's prior written notice by NAFI to OFSA, OFSA agrees to manage, service and make collections on the Accounts for which NAFI has responsibility to service. If NAFI provides such notice requesting OFSA to service Accounts for one or more days during any calendar month, OFSA shall be paid at the rate set forth in the Servicing Agreement for all Accounts serviced by OFSA at any time during such month, regardless of delinquency status.

10. OFSA will establish an exclusive state S04 available to NAFI who will use it to notify OFSA of Accounts involved in litigation (i.e. litigation status). Litigation status Accounts placed in the S04 state by NAFI shall be limited to Accounts on which the Borrower or Co-Borrower has filed suit against NAFI or any party related to the servicing of such Accounts including, but not limited to, repossession agents, vehicle storage lots, auctions or OFSA. The Accounts placed in state S04 will include Accounts in litigation status and discharged/dismissed bankruptcies to be serviced by OFSA.

11. NAFI agrees to pay $350 per month per ID for each additional collection ID and all out-of-pocket expenses to establish a connection to OFSA collection system until October 1, 1997.



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12.   NAFI agrees to pay all costs for the telephone and computer connections between the Information Technology Systems (ITS) and NAFI Jacksonville offices and beyond to the interior of NAFI facilities. NAFI and OFSA will negotiate to meet reasonable schedules to connect such services.

13. Prior to September 1, 1997, once an Account has been assigned to an agent for repossession by OFSA, OFSA will be responsible for following up with the agent for repossession and canceling the assignment with the agent. OFSA will coordinate by telephone with NAFI follow up with the agent for any skip tracing help and/or collection activity in the field. Except with regard to Accounts for which OFSA is handling the repossession of the subject vehicle on August 31, 1997, on or after September 1, 1997, OFSA shall have no responsibility for handling any aspect of repossessing or disposing of any vehicle that is the subject of an Account.

14. NAFI will be responsible for all collection reviews on Accounts 31 days past due or older except for bankrupt, insurance loss and charge-off Accounts serviced by OFSA.

15. Prior to September 1, 1997, NAFI will be responsible for approving and completing required forms for repossession and collection bills with examples of forms to be provided by OFSA to NAFI prior to implementation. Upon receipt of such bills, OFSA will overnight express mail the bills to NAFI, for payment by NAFI, at NAFI's expense. Except with regard to Accounts for Which OFSA is handling the repossession of the subject vehicle on August 31, 1997, on or after September 1, 1997, OFSA shall have no responsibility for handling any aspect of repossessing or disposing of any vehicle that is the subject of an Account.

16. OFSA will assign one collection customer service representative to work 8 a.m. CT to 6 p.m. CT to pull credit bureaus, print payment histories, and send copies of imaged documents via overnight mail which will be billed to NAFI. NAFI agrees to pay $.25 per copy for all pay histories and image documents. OFSA will not fax any of the above requested documents. Any additional services will be billed at $25.00 per hour per person.

17. NAFI agrees to pay all expenses to have a printer installed in its Jacksonville location. OFSA agrees to print one (1) set of collection reports (Exhibit A) to the printer in Jacksonville. Copies of collection reports will no longer be sent to NAFI's Boca Raton address.




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18.  NAFI agrees to pay OFSA $125 per hour for regular hours worked and $145 per hour for overtime hours worked for the CACS administrator and some support staff to rearrange the queues according to NAFI specification and to have accounts enter CACS at three days past due. The OFSA fee is subject to a maximum of 80 hours. OFSA shall require view access to Accounts that are greater than thirty (30) days past due to respond to incoming service calls. This work has been completed as of this date, and NAFI agrees to pay OFSA the amount of $5,545 (i.e. 20 regular hours for $2,500 plus 21 overtime hours for $3,045).

19. NAFI assumes all responsibility to verify that a cure notice was sent on an Account in a state where a cure notice is required prior to repossession. OFSA agrees to provide NAFI with samples of the letters that cannot be sent by CACS Plus, but OFSA makes no representation or warranties with respect to the compliance of such forms with applicable laws.

20. OFSA agrees to assist NAFI in responding to all NAFI's customer complaints; however, OFSA is not ultimately responsible for response to the complaints.

21. NAFI agrees to pay $85.00 per hour for any additional reports that may be required for this transition; provided, however, that NAFI shall only have to pay for the preparation of such reports, and not the transmission of such reports, prior to August 15, 1997. On or after August 15, 1997, NAFI shall pay for all service's and work related to the preparation and transmission of such reports. Beginning on or after July 11, 1997, NAFI shall pay OFSA $75 per hour for the administration of the related conversion activity as provided by OFSA's Client Services Manager.

22. Unless herein specifically amended and modified, the Servicing Agreement is unchanged and continues in full force and effect, and the parties hereby confirm and ratify the existence of each and every term, condition and covenant contained therein, to the same extent as though the same were set out herein in full.

23. This Third Amendment may be executed by any number of identical counterparts, each of which shall be deemed an original.

24. This Third Amendment shall be binding upon and shall inure to the benefit of OFSA and NAFI and their permitted successors and/or assigns.

This Third Amendment shall be effective as of the 21st day of July, 1997.




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OMNI FINANCIAL SERVICES OF AMERICA, INC.

BY:

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NATIONAL AUTO FINANCE COMPANY, INC.

BY:

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